SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
[Amendment No. __]

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material under § 240.14a-12

MOODY’S CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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99 Church Street

New York, New York 10007

March 21, 2003

Dear Stockholder:

      You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Moody’s Corporation to be held on Tuesday, April 22, 2003, at 9:30 a.m. at the Company’s offices at 99 Church Street, New York, New York.

      The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 2002 is also enclosed.

      Your vote is important. Please vote your shares whether or not you plan to attend the meeting. In addition to voting in person or by mail, stockholders of record have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record, please check your proxy card or other voting instructions to see which of these options are available to you.

Sincerely,

[/s/ Clifford L. Alexander, Jr.]

CLIFFORD L. ALEXANDER, JR.
Chairman

MOODY’S CORPORATION

99 Church Street
New York, New York 10007

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

      The 2003 Annual Meeting of Stockholders of Moody’s Corporation will be held on Tuesday, April 22, 2003, at 9:30 a.m. at the Company’s offices at 99 Church Street, New York, New York, for the following purposes, all as more fully described in the accompanying Proxy Statement:

1.	To elect two Class II directors of the Company to each serve a three-year term;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company for the year 2003;

3.	To vote on one stockholder proposal, if properly presented at the meeting; and

4.	To transact such other business as may properly come before the meeting.

      The Board of Directors of the Company has fixed the close of business on February 27, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

/s/ Jane B. Clark
JANE B. CLARK
Corporate Secretary

March 21, 2003

      Whether or not you plan to attend the meeting in person, it is important that you complete, sign, date and promptly return the enclosed form of proxy or that you give your proxy by telephone or the Internet. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card or voted by telephone or the Internet.

ANNUAL MEETING OF STOCKHOLDERS
General
Annual Meeting Admission
Record Date
How to Vote
Special Voting Procedures for Certain Current and Former Employees
Quorum and Voting Requirements
Proxies
Delivery of Documents to Stockholders Sharing an Address
Corporate Structure - Spin-Off Transaction
PROPOSAL I ELECTION OF DIRECTORS
Nominees for Class II Directors Whose Terms Expire in 2006
Class I Directors Whose Terms Expire in 2005
Class III Directors Whose Terms Expire in 2004
CORPORATE GOVERNANCE
Board Meetings and Committees
The Audit Committee
The Compensation and Nominating Committee
Compensation Committee Interlocks and Insider Participation
Compensation of Directors
Section 16(a) Beneficial Ownership Reporting Compliance
PROPOSAL II RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
FEES OF INDEPENDENT ACCOUNTANTS
Audit Fees
Audit-Related Fees
Tax Fees
All Other Fees
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Equity Compensation Plan Information
Retirement Benefits
Certain Transactions
Career Transition Plan
Change-in-Control Agreement
REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE
Overview of Executive Compensation Philosophy and Program
Evaluation of Key Executive Performance
Compensation of the Chief Executive Officer
Tax Deductibility
PERFORMANCE GRAPH
PROPOSAL III
STOCKHOLDER PROPOSAL
Statement of the Board of Directors in Opposition to the Proposal
OTHER BUSINESS
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
Appendix A Amended Audit Committee Charter

i

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

OF MOODY’S CORPORATION

General

      This Proxy Statement and the accompanying proxy card are being furnished to the holders of the common stock, par value $.01 per share (the “Common Stock”), of Moody’s Corporation (“Moody’s” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors”) for use in voting at the Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, April 22, 2003, at 9:30 a.m. at the Company’s principal executive offices located at 99 Church Street, New York, New York 10007. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 21, 2003. Moody’s telephone number is (212) 553-0300.

Annual Meeting Admission

      Stockholders will need an admission ticket to enter the Annual Meeting. For stockholders of record, an admission ticket is attached to the proxy card sent to you. If you plan to attend the Annual Meeting in person, please retain the admission ticket.

      If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of share ownership such as a bank or brokerage account statement, to the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007. Stockholders who do not have admission tickets will be admitted following verification of ownership at the door.

Record Date

      The Board of Directors has fixed the close of business on February 27, 2003 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, there were 147,967,048 shares of Common Stock outstanding. Each holder of Common Stock entitled to vote at the Annual Meeting will be entitled to one vote per share.

How to Vote

      In addition to voting in person at the Annual Meeting, stockholders of record can vote by proxy by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are set forth on the enclosed proxy card.

      If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

Special Voting Procedures for Certain Current and Former Employees

      Many current and former employees of the Company have share balances in the Moody’s Common Stock Fund of the Moody’s Corporation Profit Participation Plan (the “Profit Participation Plan”). The voting procedures described above do not apply to these share balances. Instead, any proxy given by such an employee or former employee will serve as a voting instruction for the trustee of the Profit Participation Plan, as well as a proxy for any shares registered in that person’s own name (including shares acquired under the Moody’s Corporation Employee Stock Purchase Plan or otherwise). To allow sufficient time for voting by the trustee, Profit Participation Plan voting instructions must be received by April 17, 2003. If voting instructions have not been received by that date, the trustee will vote those Profit Participation Plan shares in the same proportion as the Profit Participation Plan shares for which it has received instructions, except as otherwise required by law.

Quorum and Voting Requirements

      The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the stockholders present may adjourn the Annual Meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

      For purposes of Proposal I submitted to stockholders, directors will be elected by a plurality of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting. Only shares that are voted in favor of a particular nominee will be counted towards such nominee’s achievement of a plurality. Thus, shares present at the Annual Meeting that are not voted for a particular nominee, shares present in person or represented by proxy where the stockholder properly withholds authority to vote for such nominee, and broker non-votes, if any, will not be counted towards such nominee’s achievement of a plurality.

      For purposes of Proposals II and III submitted to stockholders, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company for the year ending December 31, 2003 and to approve the stockholder proposal set forth on pages 20 and 21 of this Proxy Statement. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matter, the shares are considered present at the meeting for such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker non-votes, if any, are not considered present at the meeting for such matter and will have no effect on the outcome of the vote. However, broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Proxies

      The enclosed proxy provides that you may specify that your shares of Common Stock be voted “For” the director nominees or to “Withhold Authority” for the nominees and “For,” “Against” or “Abstain” from voting with respect to the other proposals. The Board of Directors recommends that you vote “For” each of the two director nominees named in this Proxy Statement, “For” the ratification of the selection of auditors and “Against” the stockholder proposal. All shares of Common Stock represented by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies that do not contain voting instructions will be voted in accordance with the recommendations of the Board of Directors.

      It is not expected that any matter other than those referred to herein will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

      Any stockholder of record who votes by telephone or the Internet or who executes and returns a proxy may revoke such proxy or change such vote at any time before it is voted at the Annual Meeting by (i) filing with the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007, written notice of such revocation, (ii) casting a new vote by telephone or the Internet or by submitting another proxy that is properly signed and bears a later date or (iii) attending the Annual Meeting and voting in person. A stockholder whose shares are owned beneficially through a bank, broker or other nominee should contact that entity to change or revoke a previously given proxy.

      Proxies are being solicited hereby on behalf of the Board of Directors. The cost of the proxy solicitation will be borne by the Company, although stockholders who vote by telephone or the Internet may incur telephone or Internet access charges. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone, telecopy or otherwise. Such directors, officers and employees will not be specifically compensated for such services. The Company has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee not to exceed $10,000, plus reimbursement for out-of-pocket expenses. Arrangements may also be made with custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

Delivery of Documents to Stockholders Sharing an Address

      If you are the beneficial owner, but not the record holder, of the Company’s shares, your broker, bank or other nominee may deliver only one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Company by telephone at (212) 553-3638 or by submitting a written request to the Company’s Investor Relations Department, at 99 Church Street, New York, New York 10007. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Corporate Structure – Spin-Off Transaction

      On December 15, 1999, the Board of Directors of The Dun & Bradstreet Corporation (“Old D&B”) announced a decision to separate into two publicly traded companies – Moody’s Corporation and The New D&B Corporation, a newly formed subsidiary corporation comprising the business of the Dun & Bradstreet operating company (“New D&B”). The separation of the two companies (the “Spin-Off”) was accomplished on September 30, 2000 through a tax-free dividend to the stockholders of Old D&B of one share of New D&B common stock for every two shares of Old D&B common stock held. After the Spin-Off, Old D&B’s only business was the Moody’s business of providing ratings and related research and services through its principal subsidiary, Moody’s Investors Service, Inc. (“Moody’s Investors Service”). Accordingly, in connection with the Spin-Off, Old D&B changed its name to “Moody’s Corporation,” and the Old D&B common stock has continued to trade on the New York Stock Exchange (the “NYSE”) under the symbol “MCO.”

Concurrently, New D&B changed its name to “The Dun & Bradstreet Corporation.” References in this Proxy Statement to “Old D&B” and “Old D&B common stock” refer to the Company and its Common Stock for periods prior to the Spin-Off.

PROPOSAL I

ELECTION OF DIRECTORS

      The Board of Directors has nominated Clifford L. Alexander, Jr. and Henry A. McKinnell, Jr. for re-election as Class II directors, each for a three-year term expiring in 2006. If elected, each nominee will hold office until his term expires and until his successor is elected and qualified. All nominees for director to be elected at the Annual Meeting are currently members of the Board of Directors. The Company expects each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted for the election of such other person for director as management may recommend in the place of such nominee.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF EACH OF THE CLASS II NOMINEES LISTED BELOW.

      The principal occupation and certain other information (including age as of the date of this Proxy Statement) about the nominees and other directors of the Company whose terms of office continue after the Annual Meeting are set forth below.

Nominees for Class II Directors Whose Terms Expire in 2006

Clifford L. Alexander, Jr.

Director since February 1993

      Clifford L. Alexander, Jr., age 69, was elected non-executive chairman of the Company effective October 1, 2000. He served as chairman and chief executive officer of Old D&B from October 1999 until October 2000. Mr. Alexander is president of Alexander & Associates, Inc., a private consulting firm specializing in work-force inclusiveness, which he founded in 1981. Mr. Alexander is also a director of Wyeth, Dreyfus General Family of Funds, Dreyfus Premier Family of Funds, Dreyfus Third Century Fund and Mutual of America Life Insurance Company.

Henry A. McKinnell, Jr., Ph.D.

Director since October 1997

      Henry A. McKinnell, Jr., age 60, is chairman of the Compensation and Nominating Committee (“Compensation and Nominating Committee”) and is a member of the Audit Committee (the “Audit Committee”) of the Board of Directors. Dr. McKinnell is chairman and chief executive officer of Pfizer Inc., a research-based global health care company. He has served as Pfizer Inc.’s chairman since April 2001 and as its chief executive officer since January 2001. He served as president of Pfizer Pharmaceuticals Group from January 1997 to April 2001. Dr. McKinnell served as president and chief operating officer of Pfizer Inc. from May 1999 to December 2000, and executive vice president from 1992 to 1999. From 1992 to 1996, he was responsible for Pfizer’s Medical Technology Group and served as Pfizer’s chief financial officer from 1990 through 1996. In addition to serving on the board of Pfizer Inc., Dr. McKinnell is also a director of Exxon Mobil Corporation and John Wiley & Sons.

Class I Directors Whose Terms Expire in 2005

Mary Johnston Evans

Director since June 1990

      Mary Johnston Evans, age 73, is a member of the Audit and Compensation and Nominating Committees. Mrs. Evans was vice chairman of the board of Amtrak (National Railroad Passenger Corporation) from 1975 to 1979. Mrs. Evans is a director of Saint-Gobain Corporation.

Robert R. Glauber

Director since June 1998

      Robert R. Glauber, age 64, is chairman of the Audit Committee and is a member of the Compensation and Nominating Committee. Mr. Glauber has served as chairman and chief executive officer of the National Association of Securities Dealers, Inc. (the “NASD”) since September 2001. From November 2000 to September 2001, Mr. Glauber served as the president and chief executive officer of the NASD. From 1992 to October 2000, Mr. Glauber was an adjunct lecturer at the Center for Business and Government at the John F. Kennedy School of Government at Harvard University, where he taught courses on financial regulation and public policy. Prior to joining the Kennedy School, Mr. Glauber served as Under Secretary of the Treasury in the Bush Administration from 1989 to 1992. Mr. Glauber is also a director of the American Stock Exchange, XL Capital Ltd. and measurisk.com.

Connie Mack

Director since December 2001

      Connie Mack, age 62, is a member of the Audit and Compensation and Nominating Committees. Senator Mack has served as a senior policy advisor at Shaw Pittman, LLP since February 2001. He was a United States Senator (R-FL) from 1989 to January 2001. While in the Senate, Senator Mack was the Republican Conference chairman from 1997 to 2001, chairman of the Joint Economic Committee from 1999 to 2001, and a member of the Senate Finance and Senate Banking, Housing and Urban Affairs committees. Senator Mack was a member of the United States House of Representatives (R-FL) from 1983 to 1989. Prior thereto, he was president and chief executive officer of Florida National Bank of Lee County from 1975 to 1981. Senator Mack is also a director of Darden Restaurants, EXACT Sciences Corporation, Genzyme Corporation, Mutual of America Life Insurance Company, the H. Lee Moffitt Cancer Center and LNR Property Corporation.

Class III Directors Whose Terms Expire in 2004

Hall Adams, Jr.

Director since February 1992

      Hall Adams, Jr., age 69, is a member of the Audit and Compensation and Nominating Committees. Mr. Adams was elected chairman of the board and chief executive officer of Leo Burnett Company, Inc., an advertising agency, in 1987, and held this position until 1992, when he retired. Mr. Adams is also a director of McDonald’s Corporation and Sears, Roebuck and Co.

John Rutherfurd, Jr.

Director since May 2000

      John Rutherfurd, Jr., age 63, is the President and Chief Executive Officer (the “CEO”) of the Company. Mr. Rutherfurd served as President of Moody’s Investors Service, a wholly-owned subsidiary of the Company, from January 1998 to November 2001. Prior thereto, Mr. Rutherfurd was the Chief Administrative Officer of Moody’s Investors Service from 1996 to January 1998. Mr. Rutherfurd also served as managing director of Moody’s Holdings, Inc. from 1995 to 1996, and served as president of Interactive Data Corporation (“IDC”), a wholly-owned subsidiary of Old D&B, from 1985 to 1989 and from 1990 until IDC was sold by Old D&B in September 1995. Mr. Rutherfurd is also a director of the NASD and ICRA Limited, a credit rating agency in India.

CORPORATE GOVERNANCE

      In accordance with applicable Delaware law and the Company’s By-laws, the business and affairs of the Company are managed under the direction of its Board of Directors. The Board, which is elected by the Company’s stockholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders. The Board selects, advises and monitors the performance of the Company’s senior management team, which is charged with the conduct of the Company’s business. The Board has established certain standing Committees to assist it in fulfilling its responsibilities, as described below.

Board Meetings and Committees

      During 2002, the Board of Directors met six times and had two ongoing committees, an Audit Committee and a Compensation and Nominating Committee. All directors attended at least 75% of the total number of meetings of the Board of Directors and of all committees of the Board of Directors on which they served.

The Audit Committee

      The Audit Committee’s primary purpose is to represent and assist the Board of Directors in fulfilling its oversight responsibilities relating to: the integrity of the Company’s financial statements and the financial information provided to the Company’s stockholders and others; the Company’s compliance with legal and regulatory requirements; the Company’s internal controls; and the audit process, including the qualifications and independence of the Company’s principal external auditors (the “Independent Auditors”) and the performance of the Independent Auditors, and the of Company’s internal audit function.

      The Audit Committee is responsible for the appointment, compensation and oversight of the Independent Auditors and, as such, the Independent Auditors report directly to the Committee. The Committee oversees the qualifications, performance and independence of the Independent Auditors by, among other things: (1) requiring periodic reports from the Independent Auditors regarding relationships between the Independent Auditors and the Company; (2) considering, at least annually, the independence of the Independent Auditors; and (3) approving in advance all audit and permissible non-audit services to be provided by the Independent Auditors.

      The Committee reviews management’s presentations on the adequacy and effectiveness of the Company’s internal controls and disclosure controls and procedures. It also reviews the scope and results of the audits by the Independent Auditors, including any difficulties the Independent Auditors encountered in the course of their audit work and management’s response. The Committee reviews with management and the Independent Auditors the Company’s audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any material changes in accounting principles or practices used in preparing the statements. In addition, the Committee reviews the status of compliance with laws, regulations and internal procedures, earnings press releases, the Company’s policies with respect to risk assessment and risk management, and contingent liabilities and risks that may be material to the Company.

      The Committee also annually reviews and reassesses the adequacy of its written charter which has been adopted by the Board of Directors. Certain amendments to the charter were approved by the Board of Directors on February 25, 2003. A copy of that amended charter is attached to this Proxy Statement as Appendix A.

      The members of the Audit Committee are Mr. Glauber (Chairman), Mr. Adams, Mrs. Evans, Senator Mack and Dr. McKinnell. The members of the Audit Committee are independent within the meaning of the listing standards of the NYSE. The Audit Committee held five meetings during 2002.

The Compensation and Nominating Committee

      The Compensation and Nominating Committee oversees the Company’s overall compensation structure, policies and programs, and assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees. The Committee also oversees the evaluation of management, including by setting and approving the performance goals of the Company’s executive officers, including the CEO, and by evaluating their performance. The Committee establishes compensation arrangements for the CEO and for certain other executives consistent with the Company’s incentive plans adopted by the Committee. The Committee also administers and makes recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans, including the Moody’s Corporation Key Employees’ Stock Incentive Plans. Additional responsibilities include administering the Company’s employee benefit plans.

      The Compensation and Nominating Committee also evaluates, on a continuing basis, possible candidates to serve on the Board of Directors and recommends director nominees for approval by the Board of Directors and the Company’s stockholders. The Compensation and Nominating Committee will consider nominees recommended by a stockholder of the Company if the stockholder submits the nomination in compliance with the advance notice, informational and other requirements set forth in the Company’s By-laws. Stockholders who wish to recommend nominees should submit their recommendations in writing to the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007.

      In addition, the Compensation and Nominating Committee has certain other corporate governance functions, which include considering and making recommendations to the Board of Directors concerning the size, structure, composition and functioning of the Board and its committees, developing and reviewing the Company’s corporate governance principles, and overseeing the evaluation of the Board.

      The members of the Compensation and Nominating Committee are Dr. McKinnell (Chairman), Messrs. Adams and Glauber, Mrs. Evans and Senator Mack. The members of the Compensation and Nominating Committee are independent within the meaning of the NYSE listing standards requirements for Audit Committee independence. The Committee met four times during 2002.

Compensation Committee Interlocks and Insider Participation

      During the last fiscal year, Dr. McKinnell, Messrs. Adams and Glauber, Mrs. Evans and Senator Mack served on the Compensation and Nominating Committee. Mr. Glauber is chairman and chief executive officer of the NASD, and Mr. Rutherfurd serves as a director of the NASD.

Compensation of Directors

      Non-employee directors and the non-executive chairman receive a combination of cash and equity compensation for serving on the Board of Directors.

      In 2002, each non-employee director received an annual retainer of $50,000 in quarterly installments. The non-executive chairman received an annual retainer of $125,000 in quarterly installments. There were no separate meeting or committee chairman fees in 2002.

      In 2002, non-employee directors received an annual grant of 6,600 stock options under the 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan (the “1998 Directors Plan”). In 2002, the non-executive chairman received an annual grant of 16,500 stock options under the 1998 Directors Plan. The options have an exercise price equal to the fair market value of the Common Stock on the date of the grant. The options vest after one year and expire ten years from the date of grant.

      A non-employee director, including the non-executive chairman, may elect to defer receipt of all or a portion of his or her retainer until after termination of Board of Directors service. Deferred amounts are credited to an account and receive the rate of return earned by one or more investment options in the employee Profit Participation Plan as selected by the director. Upon the occurrence of a change-in-control of the Company, a lump sum payment shall be made to each director of the amount credited to the director’s deferred account on the date of the change-in-control, and the total amount credited to each director’s deferred account from the date of the change-in-control until the date such director ceases to be a director shall be paid in a lump sum at that time. In addition, any notice by a director to change or terminate an election to defer retainers given on or before the date of the change-in-control shall be effective as of the date of the change-in-control rather than the end of the calendar year.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission (the “SEC”) and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of the Common Stock and other equity securities of the Company.

      Based solely on the Company’s review of copies of such reports furnished to the Company and written representations that no other reports are required, the Company believes that all of its officers and directors and those greater-than-10% stockholders that filed any reports filed all of such reports on a timely basis during the year ended December 31, 2002, except as described below:

•	Due to an administrative error, the Forms 4 reporting dividend accruals under the Moody’s Corporation Nonfunded Deferred Compensation Plan for Non-Employee Directors and the 1998 Dun & Bradstreet Corporation Replacement Plan for Certain Non-Employee Directors Holding Dun & Bradstreet Corporation Equity-Based Awards for each of Messrs. Adams, Alexander and McKinnell were filed one day late in September 2002.

•	In July 2001, Ms. Dering’s spouse, an employee of Moody’s Investors Service, received an option grant of 5,000 shares. Ms. Dering reported this grant on a Form 5 in February 2003.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Audit Committee, in its capacity as a committee of the Board of Directors, has appointed PricewaterhouseCoopers LLP to serve as independent accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2003, subject to ratification by the Company’s stockholders. PricewaterhouseCoopers LLP acted as independent accountants for the year ended December 31, 2002. Services provided to the Company by PricewaterhouseCoopers LLP in 2002 included the audit of the consolidated financial statements, limited reviews of quarterly financial statements, consultations on various tax and accounting matters, acquisition due diligence reviews and statutory audits of non-U.S. subsidiaries.

      If the appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, if prior to the 2004 Annual Meeting of Stockholders PricewaterhouseCoopers LLP ceases to act as the Company’s independent accountants, or if the Audit Committee removes PricewaterhouseCoopers LLP as the Company’s independent accountants, then the Audit Committee will appoint other independent accountants whose engagement for any period subsequent to the 2004 Annual Meeting of Stockholders will be subject to ratification by stockholders at that meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR 2003.

FEES OF INDEPENDENT ACCOUNTANTS

Audit Fees

      The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2002 and 2001, for the review of the financial statements included in the Company’s Reports on Forms 10-Q and 8-K, and for statutory audits of non-U.S. subsidiaries were approximately $0.9 million (including $0.3 million incurred but not billed in 2002) and $0.6 million, respectively.

Audit-Related Fees

      The aggregate fees billed for audit-related services rendered to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2002 and 2001, were approximately $0.4 million and $0.4 million, respectively. Such services included acquisition due diligence reviews and related audits, employee benefit plan audits, internal control reviews, and consultations concerning financial accounting and reporting standards.

Tax Fees

      The aggregate fees billed for tax services rendered to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2002 and 2001, were approximately $0.6 million and $2.4 million (including $0.2 million incurred but not billed in 2001), respectively. Tax services rendered by PricewaterhouseCoopers LLP principally related to expatriate tax services and tax consulting and compliance. Fees for tax consulting and compliance in 2001 principally related to the Company’s transition to an independent company after the Spin-Off.

All Other Fees

      The aggregate fees billed for all other services rendered to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2002 and 2001, were approximately $0.2 million and $0.3 million, respectively. Such fees principally related to data entry services provided to the Company’s ratings business. The Company does not anticipate that PricewaterhouseCoopers LLP will provide any future services in this area.

AUDIT COMMITTEE REPORT

      The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2002 (the “Audited Financial Statements”). In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, who reports directly to the Audit Committee, the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

      The Audit Committee also has discussed with PricewaterhouseCoopers LLP its independence from the Company, including the matters contained in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also has discussed with management of the Company and PricewaterhouseCoopers LLP such other matters and received such assurances from them as it deemed appropriate. The Audit Committee considered whether the rendering of non-audit services by PricewaterhouseCoopers LLP to the Company is compatible with maintaining the independence of PricewaterhouseCoopers LLP from the Company.

      Following the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ending December 31, 2003.

     The Audit Committee

     Robert R. Glauber, Chairman

     Hall Adams, Jr.
     Mary Johnston Evans
     Connie Mack
     Henry A. McKinnell, Jr.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The table below sets forth the number of shares of Common Stock beneficially owned as of December 31, 2002 by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (the “Company’s 5% Owners”), (ii) each director and nominee for director of the Company, (iii) each named executive officer listed in the Summary Compensation Table below, and (iv) all directors and executive officers of the Company as a group. Stock ownership information is based on (i) the number of shares of Common Stock held by directors and executive officers as of December 31, 2002 (in accordance with information supplied to the Company by them), and (ii) the number of shares of Common Stock held by the Company’s 5% Owners, based on information filed with the SEC by the Company’s 5% Owners. Unless otherwise indicated and except for the interests of individuals’ spouses, the stockholders listed below have sole voting and investment power with respect to the shares indicated as owned by them. Percentages are based upon the number of shares of Common Stock outstanding on December 31, 2002, and, where applicable, the number of shares of Common Stock that the indicated person or group had a right to acquire within 60 days of such date. The table also sets forth ownership information concerning “Stock Units,” the value of which is measured by the price of the Common Stock. Stock Units do not confer voting rights and are not considered “beneficially owned” shares under SEC rules.

	Aggregate Number of
	Shares Beneficially		Percent of Shares
Name	Owned(1)	Stock Units(2)	Outstanding

Hall Adams, Jr.	35,895	9,946	*
Clifford L. Alexander, Jr.	28,035	8,415	*
Jeanne M. Dering	124,589 (3)	0	*
Mary Johnston Evans	75,817 (4)	13,394	*
Robert R. Glauber	27,534	771	*
Andrew E. Kimball	82,910	0	*
Connie Mack	9,000	0	*
Raymond W. McDaniel	193,070	0	*
Henry A. McKinnell, Jr.	34,760	5,342	*
Chester V.A. Murray	92,881	0	*
John Rutherfurd, Jr.	396,302	0	*
Douglas M. Woodham	31,383	0	*
All current directors and executive officers as a group (14 persons)	1,182,874	37,868	*

	Aggregate Number of
	Shares Beneficially		Percent of Shares
Name	Owned	Stock Units	Outstanding

Berkshire Hathaway Inc.,	24,000,000(5)(6)	0	16.12%
Warren E. Buffett, OBH, Inc., GEICO
Corporation, Government Employees
Insurance Company and National Indemnity Company 1440 Kiewit Plaza Omaha, Nebraska 68131
Davis Selected Advisers, L.P.,	9,362,400 (7)	0	6.29%
2949 East Elvira Road, Suite 101
Tucson, Arizona 85706

*	Represents less than 1% of the outstanding Common Stock.

(1)	Includes the maximum number of shares of Common Stock that may be acquired within 60 days of December 31, 2002, upon the exercise of vested stock options as follows: Mr. Adams – 32,360;

Mr. Alexander – 25,000; Ms. Dering – 66,565; Mrs. Evans – 32,360; Mr. Glauber – 26,000; Mr. Kimball – 67,965; Senator Mack – 9,000; Mr. McDaniel – 170,706; Dr. McKinnell – 29,180; Mr. Murray – 72,999; Mr. Rutherfurd – 300,597; Mr. Woodham – 31,250; and all current directors and executive officers as a group – 911,160. Also includes 784 shares of restricted stock for Mr. Glauber.

(2)	Consists of stock units (payable to non-employee directors after retirement), the value of which is measured by the price of the Common Stock. These units do not confer voting rights and are not considered “beneficially owned” shares of Common Stock under SEC rules. Additional stock units accrue over time to reflect the deemed reinvestment of dividends. Stock units are credited to non-employee directors in three circumstances. First, directors who elect to defer fees under the Moody’s Corporation Nonfunded Deferred Compensation Plan for Non-Employee Directors may elect to receive the investment return of the Common Stock on their deferred compensation balances (payable in cash). On December 31, 2002, Dr. McKinnell had a share-equivalent deferred compensation balance of 4,569 shares. Second, in November 1996, non-employee directors of the company then known as The Dun & Bradstreet Corporation were issued phantom stock units (payable in cash) in replacement of accrued retirement benefits then held by them under a directors’ retirement plan that was discontinued at that time. These phantom stock units were replaced by a grant of Old D&B phantom stock units pursuant to 1998 Dun & Bradstreet Corporation Replacement Plan for Certain Non-Employee Directors Holding Dun & Bradstreet Corporation Equity-Based Awards (the “Directors’ Replacement Plan”) in connection with the separation in June 1998 of Old D&B and R.H. Donnelley Corporation (which prior thereto comprised one entity then known as The Dun & Bradstreet Corporation) into two publicly traded companies. The following directors had the indicated phantom stock unit share-equivalent balances as of December 31, 2002: Mr. Adams – 8,509; Mr. Alexander – 8,415; and Mrs. Evans – 10,535. Third, non-employee directors have been given the option to defer receipt of performance shares earned by them under the Directors’ Replacement Plan and the 1998 Directors Plan. The following directors had the indicated deferred performance share balances as of December 31, 2002: Mr. Adams – 1,437; Mrs. Evans – 2,859; Mr. Glauber – 771; and Dr. McKinnell – 773.

(3)	Includes 48,048 shares beneficially owned by Ms. Dering’s spouse, an employee of Moody’s Investors Service, of which 42,401 shares are subject to options exercisable within 60 days after December 31, 2002.

(4)	Includes 40,770 shares owned by Mrs. Evans’ spouse as to which Mrs. Evans disclaims beneficial ownership.

(5)	As set forth in the most recent amended Schedule 13G jointly filed with the SEC by Warren E. Buffett, Berkshire Hathaway Inc., OBH, Inc., GEICO Corporation, Government Employees Insurance Company and National Indemnity Company, (a) each of Mr. Buffett, Berkshire Hathaway Inc., OBH, Inc. and National Indemnity Company had shared voting power and shared dispositive power with respect to all of such 24,000,000 shares and (b) each of GEICO Corporation and Government Employees Insurance Company had shared voting power and shared dispositive power with respect to 7,859,700 of such 24,000,000 shares.

(6)	This address is listed in the most recent amended Schedule 13G as the address of each of Mr. Buffett, Berkshire Hathaway Inc. and OBH, Inc. The address of National Indemnity Company is listed as 3024 Harney Street, Omaha, Nebraska 68131, and the address of each of GEICO Corporation and Government Employees Insurance Company is listed as 1 GEICO Plaza, Washington, D.C. 20076.

(7)	A Schedule 13G filed by Davis Selected Advisers, L.P. (“Davis”) with the SEC on February 21, 2003 reported that Davis, a registered investment adviser, had sole voting and dispositive power over 9,362,400 shares.

EXECUTIVE COMPENSATION

      The table below sets forth, for the three years ended December 31, 2002, 2001 and 2000, the compensation of the CEO and each of the four other most highly compensated executive officers of the Company, and a former executive officer of the Company whose compensation would have placed him in the disclosed group had he been an executive officer as of December 31, 2002.

      As described above, the Company was once the entity referred to herein as Old D&B. As reflected below, the cash compensation was paid by Old D&B for periods prior to October 1, 2000 and by Moody’s for periods thereafter. The pre-Spin-Off equity-based compensation reflects the adjustment of the numbers of shares of Old D&B Common Stock into a number of shares of New D&B Common Stock and a number of shares of Company Common Stock as described above under “Corporate Structure—Spin-Off Transaction.”

Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation			Awards

				Other	Securities	Long-Term	Payouts All
				Annual	Underlying	Incentive	Other
			Bonus	Compensation	Options	Payouts	Compensation
Name and Principal Position	Year	Salary($)	($)(1)	($)(2)	(#)(3)(4)	($)(5)	($)(6)

John Rutherfurd, Jr	2002	$799,999	$1,316,666	$184,449	173,000	$578,612 (7)	$197,550
President and Chief	2001	705,000	1,395,000	0	0	0	108,796
Executive Officer	2000	534,167	465,510	0	259,500	220,157 (8)	48,879
Raymond W. McDaniel	2002	480,000	960,400	0	115,000	0	126,990
Senior Vice President —	2001	438,423	931,000	0	0	0	57,958
Global Ratings and Research	2000	289,396	203,648	0	172,060	232,995	23,130
Douglas M. Woodham	2002	442,001	739,700	0	100,000	0	48,780
Senior Vice President/	2001	106,250	150,000 (9)	0	25,000	0	7,969
Corporate Development	2000	0	0	0	0	0	0
Strategy and Technology
Chester V. A. Murray(10)	2002	390,000	736,500	98,825	40,000	0	88,650
Senior Vice President —	2001
Chief Human Resources	2000
Officer
Jeanne M. Dering	2002	345,000	575,600	0	50,000	0	73,980
Senior Vice President and	2001	310,000	477,000	0	0	0	37,021
Chief Financial Officer	2000	223,500	150,375	0	74,230	130,287	19,501
Andrew E. Kimball(11)	2002	360,000	575,000	0	50,000	0	80,550
Senior Vice President —	2001	328,423	535,000	0	0	27,382	45,550
Moody’s Risk Management	2000	224,700	187,400	0	75,800	193,053	21,008
Services, Inc.

(1)	The bonus amounts shown in this column were earned with respect to each year indicated and generally were paid in the following year.

(2)	The amounts shown in this column for Mr. Rutherfurd and Mr. Murray represent reimbursement for taxes. In Mr. Murray’s case, that reimbursement was associated with an international assignment.

(3)	The amounts shown in this column represent the number of non-qualified options granted in each year indicated.

(4)	The option grant that customarily would have been awarded in 2001 was accelerated to October 3, 2000 in connection with the Spin-Off. Those options are exercisable in four equal annual installments, the first of which was October 3, 2001, and expire on October 3, 2010.

(5)	The amount shown in this column for Mr. Kimball in 2001 represents a cash payment equal to one half of the economic value that would have been delivered through the Old D&B performance share plan for the 2000-2001 performance period, including a simple interest payment of 10%. This performance cash payment represents the final payment under the Old D&B performance share plan. The amounts shown for 2000 represent a payment in February 2001, based on the achievement of cumulative 1999-2000 performance goals. The named executive officers received cash in lieu of New D&B Common Stock for the 1999-2000 performance period. The 2000 amounts shown include such cash payments.

(6)	The amounts shown in this column represent aggregate annual Company contributions for the account of each named executive officer under the Profit Participation Plan and the Profit Participation Benefit

Equalization Plan (“PPBEP”), which plans are open to substantially all employees of the Company and certain of its subsidiaries. The Profit Participation Plan is a tax-qualified defined contribution plan, and the PPBEP is a non-qualified plan that provides benefits to participants in the Profit Participation Plan equal to the amount of Company contributions that would have been made to the participants’ Profit Participation Plan accounts but for certain Federal tax laws.

(7)	The amount shown represents the value of 13,277 shares awarded upon full satisfaction of a long-term performance award granted in April 1999, based upon the closing stock price on April 30, 2002, the end of the three-year performance period.

(8)	Mr. Rutherfurd’s performance share award for the 1999-2000 grant was based on cumulative 1999-2000 revenue growth goals for Moody’s Investors Service and The Dun & Bradstreet Corporation. Due to below-target performance by The Dun & Bradstreet Corporation, Mr. Rutherfurd earned an award of 5,556 performance shares versus a 9,260 share target grant.

(9)	The amount shown represents the bonus amounts earned from Mr. Woodham’s date of employment with the Company, October 1, 2001. A portion of that bonus amount includes a sign-on bonus paid in 2001.

(10)	Mr. Murray became an executive officer of the Company as of October 29, 2002. Amounts shown include salary and other compensation for his employment with the Company for the portion of the year prior to which he was named an executive officer.

(11)	Mr. Kimball served as a Senior Vice President of the Company until April 2002, at which time he became a Senior Managing Director of Moody’s Investors Service.

      The table below sets forth information concerning grants of stock options to purchase Common Stock during the year ended December 31, 2002 to the named Company executives.

Option Grants in Last Fiscal Year

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees	or Base		Grant Date
	Granted	in Fiscal Year	Price	Expiration	Present Value
Name(1)	(#)(1)	(%)	($/Share)	Date	($)(2)

John Rutherfurd, Jr.	173,000	4.63%	$39.975	02/07/12	$1,890,912
Raymond W. McDaniel	115,000	3.07	39.975	02/07/12	1,256,965
Douglas M. Woodham	100,000	2.67	39.975	02/07/12	1,093,013
Chester V.A. Murray	40,000	1.07	39.975	02/07/12	437,205
Jeanne M. Dering	50,000	1.34	39.975	02/07/12	546,506
Andrew E. Kimball	50,000	1.34	39.975	02/07/12	546,506

(1)	These options are exercisable in four equal annual installments, the first of which was February 7, 2003, and expire on February 7, 2012.

(2)	Grant date present value is based on the Black-Scholes option valuation model, applying the following assumptions: an expected stock-price volatility factor of 25.0%; a risk-free rate of return of 4.13%; a dividend yield of 0.41%; and a weighted average exercise date of 4.5 years from the date of grant. These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of future value. In addition, the options will gain value only to the extent the stock price exceeds the option exercise price during the life of the options.

      The table below sets forth information concerning options exercised by each of the named executive officers during the year ended December 31, 2002, and the number and value of exercisable and unexercisable options held as of December 31, 2002.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
	Shares		Options at		Money Options at Fiscal Year-
	Acquired	Value	Fiscal Year-End(#)		End($)(1)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John Rutherfurd, Jr.	10,751	$307,800	321,143	480,499	$6,453,715	$5,862,809
Raymond W. McDaniel	4,407	129,411	139,624	298,685	2,505,486	3,561,498
Douglas M. Woodham	0	0	6,250	118,750	29,938	221,313
Chester V.A. Murray	7,000	226,696	63,917	131,635	1,252,392	1,896,420
Jeanne M. Dering	0	0	59,733	120,800	1,061,479	1,305,548
Andrew E. Kimball	0	0	62,173	139,720	1,163,410	1,710,028

(1)	Value is calculated as the difference between the closing price of the Common Stock of $41.29 on December 31, 2002 and the option exercise price.

      The table below sets forth, as of December 31, 2002, certain information regarding the Company’s equity compensation plans.

Equity Compensation Plan Information

			Number of Securities
			Remaining Available for Future
			Issuance Under Equity
	Number of Securities to be Issued	Weighted-Average Exercise	Compensation Plans (excluding
	Upon Exercise of Outstanding	Price of Outstanding Options,	Securities Reflected in Column
Plan Category	Options, Warrants and Rights	Warrants and Rights	(a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	15,266,987 (1)	$27.63	8,420,808 (2)

Equity compensation plans not approved by securityholders(3)	29,215	$26.65	0
Total	15,296,202	$27.63	8,420,808

(1)	Includes 62,500 options issued under the Company’s 2001 Key Employees’ Stock Incentive Plan (the “2001 Option Plan”), 12,345,275 options issued under the Company’s 1998 Key Employees’ Stock Option Plan (the “1998 Option Plan”), 2,677,598 options issued under the 1991 Key Employees Stock Option Plan for The Dun & Bradstreet Corporation and Subsidiaries (the “1991 Option Plan”), 152,027 options issued under the 1998 Directors Plan and 29,587 options issued under the 1996 The Dun & Bradstreet Corporation Non-Employee Directors’ Stock Incentive Plan (the “1996 Directors Plan”).

(2)	Includes 5,733,000 shares and 2,476,862 shares available for issuance as options, stock appreciation rights or other stock-based awards under the 2001 Option Plan and 1998 Option Plan, respectively, and 210,946 shares available for issuance as options, shares of restricted stock or performance shares under the 1998 Directors Plan. The 1996 Directors Plan was terminated in July 1998, and the 1991 Option Plan expired by its terms in February 2001.

(3)	Reflects shares issuable under two Stock Appreciation Right Agreements (the “SAR Agreements”), between Moody’s Investors Service and a former consultant to Moody’s Investors Service, which were entered into prior to the Spin-Off. Pursuant to the SAR Agreements, the former consultant was awarded a stock appreciation right (“SAR”) grant in August 2000 and in October 2000, in exchange for his services. Each SAR vested on the first anniversary of the grant date and will expire on the tenth anniversary of the grant date. Each SAR has an exercise price equal to the fair market value of the Common Stock on the date of grant. Payment may be made by the Company in cash or in shares of Common Stock (valued at the fair market value on the exercise date), or partly in cash and partly in shares, as determined by the Compensation and Nominating Committee.

Retirement Benefits

      The tables below set forth the estimated aggregate annual benefits payable under the Moody’s Retirement Account Plan, Pension Benefit Equalization Plan (“PBEP”) and Supplemental Executive Benefit Plan (“SEBP”) as in effect during 2002 to persons in specified average final compensation and credited service classifications upon retirement at age 65.

      On October 22, 2001, the Compensation and Nominating Committee approved the inclusion of Mr. McDaniel and Ms. Dering as participants in an amended SEBP. Mr. Rutherfurd had been a participant in the SEBP prior to that date and, as such, is subject to the terms of the SEBP prior to the amendment thereof.

      Table I sets forth estimates of the aggregate annual retirement benefits for Mr. Rutherfurd based on various assumptions regarding average final compensation and years of credited service. Table II sets forth such estimates for Mr. McDaniel and Ms. Dering. For Mr. Rutherfurd, the aggregate annual retirement benefits do not increase as a result of additional credited service after 20 years. For Mr. McDaniel and Ms. Dering, the aggregate annual retirement benefits do not increase as a result of additional credited service after 30 years.

Table I

	Estimated Aggregate Annual Retirement Benefits
	Assuming Credited Service of:

Average Final Compensation	5 Years	10 Years	15 Years	20 Years

$ 400,000	$80,000	$160,000	$200,000	$240,000
450,000	90,000	180,000	225,000	270,000
550,000	110,000	220,000	275,000	330,000
700,000	140,000	280,000	350,000	420,000
850,000	170,000	340,000	425,000	510,000
1,000,000	200,000	400,000	500,000	600,000
1,300,000	260,000	520,000	650,000	780,000
1,600,000	320,000	640,000	800,000	960,000
1,900,000	380,000	760,000	950,000	1,140,000

Table II

	Estimated Aggregate Annual Retirement Benefits
	Assuming Credited Service of:

Average Final Compensation	5 Years	10 Years	15 Years	20 Years	30 Years

$ 400,000	$40,000	$80,000	$120,000	$160,000	$240,000
450,000	45,000	90,000	135,000	180,000	270,000
550,000	55,000	110,000	165,000	220,000	330,000
700,000	70,000	140,000	210,000	280,000	420,000
850,000	85,000	170,000	255,000	340,000	510,000
1,000,000	100,000	200,000	300,000	400,000	600,000
1,300,000	130,000	260,000	390,000	520,000	780,000
1,600,000	160,000	320,000	480,000	640,000	960,000
1,900,000	190,000	380,000	570,000	760,000	1,140,000

      The estimated retirement benefits payable from the Retirement Account Plan and PBEP at normal retirement age to Messrs. Woodham, Murray and Kimball are $287,789, $386,075 and $189,343, respectively. The estimated benefits for Messrs. Woodham, Murray and Kimball are based on annual salary increases of 5%, annual bonus payments projected at 100% of annual base salary and a 30-year Treasury interest rate equivalent of 4.92%. The approximate number of years of credited service under the plans as of December 31,

2002 are as follows: Mr. Rutherfurd – 15; Mr. McDaniel – 16; Mr. Woodham – 1; Mr. Murray – 17; Ms. Dering – 17; and Mr. Kimball – 15.

      For the purpose of determining retirement benefits, compensation for a given year consists of the aggregate of salary, wages, regular cash bonuses, commissions and overtime pay that are paid to the applicable employee in such year. Severance pay, contingent payments and other forms of special remuneration are excluded. Since the Summary Compensation Table above includes for each year bonuses that are earned in such year but not paid until the following year, compensation for purposes of determining retirement benefits varies from that shown in the Summary Compensation Table.

      For the reasons discussed above, compensation for determining retirement benefits for the named executive officers differed by more than 10% from the amounts shown in the Summary Compensation Table. The 2002 compensation for purposes of determining retirement benefits was as follows: Mr. Rutherfurd – $2,195,000; Mr. McDaniel – $1,411,000; Mr. Woodham – $542,000; Mr. Murray – $985,000; Ms. Dering – $822,000; and Mr. Kimball – $895,000.

      Average final compensation is defined as the highest average annual compensation during five consecutive 12-month periods in the last 10 consecutive 12-month periods of the member’s credited service. Members vest in their accrued retirement benefit upon completion of five years of service. The benefits shown in the tables above are calculated on a straight-life annuity basis. Amounts shown in the tables above include U.S. Social Security benefits that would be deducted in calculating benefits payable under these plans.

      The Retirement Account Plan, together with the PBEP, provides retirement income based on a percentage of annual compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%, based on age and credited service. Amounts allocated also receive interest credits based on 30-year Treasuries with a minimum compounded annual interest credit rate of 3%.

      The SEBP provides retirement benefits in addition to the benefits provided under the Retirement Account Plan and the PBEP to designated participants. The SEBP has the effect of increasing the retirement benefits under the Retirement Account Plan and the PBEP to the amounts shown in the tables above.

Certain Transactions

      In August 2002, Ms. Dering’s spouse, an employee of Moody’s Investors Service, exercised options to purchase 2,418 shares of Common Stock for an aggregate of $116,225.80. Her spouse earned salary and bonus payments during 2002 totaling $930,625, and participates in other employee benefit arrangements on terms consistent with other employees at his level.

Career Transition Plan

      All of the Company’s executive officers named in the Summary Compensation Table above currently participate in the Company’s Career Transition Plan (“CTP”). The CTP generally provides for the payment of benefits if an eligible executive’s employment terminates by reason of a reduction in force, job elimination, unsatisfactory job performance (not constituting cause) or a mutually agreed upon resignation. In the event of an eligible termination, an executive officer will be paid 52 weeks of salary continuation (26 weeks if the executive is terminated by the Company for unsatisfactory performance), payable at the times the executive’s salary would have been paid if employment had not terminated. For this purpose, salary consists of the executive’s annual base salary at the time of termination. In addition, the executive will receive continued medical, dental and life insurance benefits during the applicable salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being provided by the Company. Except in the case of a termination by the Company for unsatisfactory performance, the executive also will receive: (i) a prorated portion of the actual bonus for the year of termination that would have been payable to the executive under the annual bonus plan in which the executive was participating at the time of termination, provided that the executive was employed for at least six full months during the calendar year of termination; (ii) cash payments equal in value to a prorated portion of any “performance-based awards” under the Company’s stock incentive plan, provided that the executive was employed for at least half of the applicable performance period; and (iii) financial planning/counseling services during the salary continuation period to the same extent afforded immediately prior to termination of employment. The CTP gives the Company’s CEO the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, an eligible executive under the CTP.

Change-in-Control Agreement

      The Company has entered into an agreement with Mr. Rutherfurd providing for certain benefits upon actual or constructive termination of employment in the event of a change-in-control of the Company. If, following a change-in-control, Mr. Rutherfurd is terminated other than for cause or by reason of death, disability or normal retirement, or Mr. Rutherfurd terminates employment for “good reason” (generally, an unfavorable change in employment status, compensation or benefits or a required relocation), he will be entitled to receive: (i) a lump sum payment equal to three times the sum of salary plus guideline bonus opportunity; (ii) continuation of welfare benefits and certain perquisites for three years; (iii) retiree medical and life insurance benefits starting at age 55; (iv) outplacement consulting in the amount of 20% of the sum of salary plus guideline bonus opportunity, but not exceeding $100,000; (v) immediate vesting of all deferred compensation and benefit plan entitlements; (vi) a prorated annual target bonus for the year in which the change-in-control occurs and a full target bonus for all other bonus plans in effect at the time of termination; and (vii) payment of any excise taxes due in respect of the foregoing benefits.

REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE

Overview of Executive Compensation Philosophy and Program

      The Compensation and Nominating Committee establishes the performance objectives and the compensation of the Company’s key executives, including the CEO. The Committee consists entirely of independent non-employee directors and is chaired by Dr. McKinnell. The Company’s executive compensation program is designed to:

•	provide a competitive total compensation package that will retain key executives and motivate them to achieve outstanding performance for the Company;

•	link a substantial part of each key executive’s compensation to the achievement of the Company’s financial and strategic objectives and to the individual’s performance; and

•	align key executives’ rewards with increases in shareholder value.

      In establishing compensation of executive officers, the Committee considers pay levels in a compensation peer group (the “Peer Group”) consisting of financial services companies with market capitalization comparable to the Company, as well as other factors noted below. The Company’s executive compensation program consists of the following three components:

•	Base Salaries. In setting base salaries, the Committee evaluates a variety of factors, including competitive pay levels, scope of responsibilities, individual performance and prior experience.

•	Annual Cash Incentives. Through the annual cash incentive program, a significant portion of total cash compensation is “at risk” and is paid based on both Company and individual performance against quantitative and qualitative measures.

•	Longer-Term Incentives. Long-term compensation consists of stock options and is intended to align executive pay with shareholder value creation.

Evaluation of Key Executive Performance

      Each year, the Compensation and Nominating Committee sets financial and other objectives for the Company and key executives in discussion with the CEO and after a review by the Board of Directors of the Company’s annual operating budget. In evaluating the performance of the CEO and other key executives, the Committee considers the financial performance of the Company and the performance of the key executives in relation to those objectives, and also considers other relevant criteria such as accomplishments of individual executives and of the management team as a whole. The Committee determines aggregate funding of the Company’s cash incentive program based on the financial performance of the Company, including the Company’s growth in operating income and earnings per share compared with its intermediate-term growth targets, and uses discretion in determining individual cash incentive pay-outs, with the goal of promoting and rewarding outstanding performance.

      During 2002, the Company achieved record financial results, with growth in revenue, operating income and earnings per share that were significantly above the Company’s normative targets, which are currently 12.5% growth in revenue and operating income and 15% growth in earnings per share. The Company increased its market share in its core ratings business, broadened its geographic reach and successfully grew revenues from new products, including credit derivatives monitoring products, servicer ratings and bank loan products. The Company also expanded its quantitative credit risk assessment and management business through the acquisition of the combined business of KMV LLC and KMV Corporation, a provider of quantitative credit assessment and management services. During 2002, KMV was successfully integrated with the Company’s existing quantitative credit risk management business, Moody’s Risk Management Services, Inc., to form Moody’s KMV Company. These factors demonstrate management’s success in executing its main strategies — capitalizing on the growth of worldwide capital markets, introducing new products and extending the brand.

      Based on these results, the Compensation and Nominating Committee approved the 2002 compensation awards shown in the Summary Compensation Table.

Compensation of the Chief Executive Officer

      In determining Mr. Rutherfurd’s 2002 compensation, the Committee considered the performance of the Company, Mr. Rutherfurd’s individual job performance and Peer Group compensation data provided by an outside consultant, as well as the factors noted above under “Evaluation of Key Executive Performance.” The Committee increased Mr. Rutherfurd’s base salary from $705,000 to $799,999 effective as of December 11, 2001. Based on the Company’s outstanding financial results, and Mr. Rutherfurd’s strong performance in managing the business and continuing to implement its strategy, the Committee awarded him a cash bonus for 2002 of $1,316,666.

Tax Deductibility

      Section 162(m) of the Internal Revenue Code denies income tax deductibility of compensation in excess of $1 million paid to the CEO and the four other most highly compensated individuals serving as executive officers of the Company at the end of the fiscal year, unless certain requirements are met. One requirement is that the Committee consist entirely of outside Directors. The Committee meets this requirement. Another requirement is that compensation over $1 million must be based upon the attainment of performance goals approved by the stockholders. Stock options awarded under the Company’s Stock Incentive Plans are “performance-based” and are eligible for this exception to the deduction limitation. Although the Company’s annual cash incentive program is designed to relate compensation to performance, certain elements of the program may not meet the tax law’s requirements to the extent they allow the Committee to exercise discretion in determining certain bonus payouts.

      Of the five executive officers potentially subject to Section 162(m), no such officer’s total 2002 compensation exceeded the $1 million limit for Section 162(m) purposes. The Committee does not anticipate that total compensation paid during 2003 will exceed the $1 million limit for Section 162(m) purposes for any individual executive officer. The Committee will continue to monitor the compensation levels potentially payable under the Company’s cash and stock option compensation programs, but intends to retain the flexibility necessary to provide total cash and stock option compensation in line with competitive practice, the Company’s compensation philosophy and the Company’s best interests.

          The Compensation and Nominating Committee

          Henry A. McKinnell, Jr., Chairman

          Hall Adams, Jr.
          Mary Johnston Evans
          Robert R. Glauber
          Connie Mack

PERFORMANCE GRAPH

      The following graph compares the total cumulative shareholder return of the Company to the performance of Standard & Poor’s Stock 500 Index (the “S&P 500”) and an index of performance peer group companies (the “Performance Peer Group”).

      The Company does not believe there are any publicly traded companies that represent strict peers. However, each of the companies in the Performance Peer Group offers business information products in one or more segments of its business. The Performance Peer Group consists of Dow Jones & Company, Inc., The McGraw-Hill Companies, Pearson PLC, Reuters Group PLC, Thomson Corporation, and Wolters Kluwer nv.

      The comparison assumes that $100.00 was invested in Common Stock and in each of the foregoing indices on October 3, 2000, the date on which the Company commenced regular way trading on the NYSE after the Spin-Off became effective on September 30, 2000. The comparison also assumes the reinvestment of dividends, if any. The total return for the Common Stock was 52% during the performance period as compared with a total return during the same period of –37% for the S&P 500, and –48% for the Performance Peer Group index.

COMPARISON OF CUMULATIVE TOTAL RETURN

MOODY’S CORPORATION, S&P COMPOSITE INDEX AND PEER GROUP INDEX

      The comparisons in the graph above are provided in response to disclosure requirements of the SEC and are not intended to forecast or be indicative of future performance of the Common Stock.

PROPOSAL III

STOCKHOLDER PROPOSAL

      Mr. Nick Rossi, Custodian for Katrina Wubbolding, c/o Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, the beneficial owner of 600 shares of Common Stock as of October 1, 2002, has given notice that he, or his designee, intends to make the following proposal at the Annual Meeting.

3 – Shareholder Vote regarding Poison Pills

This topic won an average 60%-yes vote at 50 companies in 2002

      This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

      This topic won an average of 60%-yes vote at 50 companies in 2002 according to the Investor Responsibility Research Center tabulation on Average Voting Results, December 2002.

Harvard Report

      A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company had a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania’s Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

      The Harvard Business School report is titled, “Corporate Governance and Equity Prices,” July 2001, by Paul A. Gompers, Harvard University, Joy L. Ishii, Harvard University and Andrew Metrick, The Wharton School, University of Pennsylvania.

      Some investors believe that a company with good governance will perform better over time, leading to a higher stock price. Other investors see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company. Source: “Putting a Value on Governance,” Directors & Boards, Spring 1997 by Robert Felton and Alec Hudnut of McKinsey & Co. and Jennifer Van Heeckeren, University of Oregon.

      Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

Council of Institutional Investors Recommendation

      The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. The Council of Institutional Investors’ recommendation is documented in Council Policies, Corporate Governance Policies, Core Policies, Shareholder Voting Rights, Item 5.b., approved March 25, 2002. In recent years, companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/ HCA and McDermott International. I believe that our company should follow suit and allow shareholder input.

Allow Shareholder Vote regarding Poison Pills

Yes on 3

Statement of the Board of Directors in Opposition to the Proposal

      The Board of Directors unanimously recommends that stockholders vote AGAINST this stockholder proposal.

      In September 2000, in connection with the creation of the Company as a result of the separation of Old D&B into two companies, the Board of Directors of the Company amended and restated the Company’s shareholder rights plan, an arrangement commonly referred to as a “poison pill” and referred to in the remainder of this section as the Rights Plan.

      Pursuant to its corporate governance policies, in 2001 the Board of Directors tasked a committee composed entirely of independent directors to conduct a thorough evaluation of the Company’s Rights Plan. Upon the recommendation of that committee, the Board concluded that the Rights Plan as it presently exists remains in the best interests of the Company. The Board also determined to conduct future reviews of the Rights Plan on a regular basis to ensure that the Rights Plan continues to protect the Company and our stockholders as intended.

      The Board of Directors believes that maintaining the Rights Plan provides it with an important tool in addressing attempts to acquire the Company that it may determine are inadequate. The Rights Plan is not designed to prevent acquisition attempts, but instead is designed to provide the Board adequate time and flexibility to evaluate and respond to any acquisition attempts, to negotiate the highest possible bid from a potential acquirer and, if necessary, to develop alternatives which may better maximize stockholder values and preserve the long-term value of the Company for its stockholders. Companies have utilized shareholder rights plans for these purposes for over 25 years and, while some people have debated or questioned their efficacy during those years, the Board evaluated a number of other factors and drew on its collective experience with many other corporations and its intimate knowledge of the Company’s own business, prospects and circumstances in determining to retain, but periodically review and re-evaluate, the Rights Plan. In particular, the Board considered the following points:

•	Rights plans have rarely been used to reject a premium, all-cash and fully financed acquisition proposal that was supported by a majority of a company’s stockholders.

•	The Rights Plan is not designed to preclude unsolicited, non-abusive offers to acquire the Company at a fair price but instead is designed to encourage potential acquirers to negotiate directly with the Board, which is in the best position to negotiate on behalf of all stockholders and evaluate the adequacy of the offer.

•	The Rights Plan will help the Board protect stockholders against potential abuses during any takeover process, such as partial and two-tiered tender offers and creeping stock acquisition programs, which do not treat all stockholders fairly and equally.

•	The Board believes that there is strong empirical evidence that a rights plan enhances shareholder value. For example, a 1997 study by Georgeson Shareholder Communications Inc. found that:

      (i)     premiums paid to target companies with rights plans averaged 8% higher than premiums paid for target companies without rights plans; (ii) the presence of a rights plan did not increase the likelihood that a hostile takeover bid would be defeated; and (iii) the presence of a rights plan did not reduce the likelihood that a company would become a takeover target.

•	Over 2000 public companies, and approximately 60% of S&P 500 companies, have adopted rights plans.

      In addition, a more recently published study conducted by Jamill Aboumen and Christopher Hayden supports the view that companies with shareholder rights plans have experienced higher takeover rates, and lower takeover bid withdrawal and failure rates, than companies without shareholders rights plans. Their article, entitled “Poison Pills, Shareholder Value, and Voting on Rescission Proposals,” can be found in a 1998 publication by Directorship, Inc.

TAKEOVER BID WITHDRAWAL RATE

Firms Without Pills	11.2%
Firms With Pills	10.3%
HOSTILE BID FAILURE RATE
Firms Without Pills	66.7%
Firms With Pills	45.0%
TAKEOVER RATE S&P 500/400
Firms Without Pills	5.6%
Firms With Pills	7.7%

      In summary, the Board of Directors believes that elimination of the Rights Plan and/or the need to submit it for stockholder approval (as requested by the proponents) would deprive the Board of a proven and flexible tool that it currently has available to support its goal of maximizing shareholder value.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

OTHER BUSINESS

      The Board of Directors knows of no business other than the matters set forth herein which will be presented at the Annual Meeting. Inasmuch as matters not known at this time may come before the Annual Meeting, the enclosed proxy confers discretionary authority with respect to such matters as may properly come before the Annual Meeting, and it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      Stockholder proposals which are being submitted for inclusion in the Company’s proxy statement and form of proxy for the 2004 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than November 22, 2003. Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act.

      Under the Company’s By-laws, stockholder proposals which are being submitted other than for inclusion in the Company’s proxy statement and form of proxy for the 2004 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no earlier than January 23, 2004 and no later than February 12, 2004. Such proposals when submitted must be in full compliance with applicable law and the Company’s By-laws. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company on or prior to February 12, 2004.

March 21, 2003

Appendix A

MOODY’S CORPORATION

AMENDED AUDIT COMMITTEE CHARTER

Purpose

      The Audit Committee’s primary purpose is to represent and assist the Board of Directors in fulfilling its oversight responsibilities relating to: (a) the integrity of the Company’s financial statements and the financial information provided to the Company’s shareholders and others; (b) the Company’s compliance with legal and regulatory requirements; (c) the Company’s internal controls; and (d) the audit process, including the qualifications and independence of the Company’s principal external auditors (the “Independent Auditors”) and the performance of the Company’s internal audit function and the Independent Auditors.

Membership and Meetings

      The Committee shall be comprised of at least three directors, as appointed by the Board, including one chairperson. Each member of the Committee shall meet the independence and experience requirements of the New York Stock Exchange, Inc. and shall be financially literate, both as determined by the Board. As of the effective date of applicable Securities and Exchange Commission rules, the Committee shall have at least one member who is an “audit committee financial expert”, as determined by the Board in accordance with such Securities and Exchange Commission rules.

      Meetings shall be held at least four times per year and additional meetings shall be held as needed. The Committee shall report to the Board on its activities on a regular basis. The Committee shall meet privately, periodically, with representatives of the Independent Auditors and the Head of Internal Audit, and with the Chief Financial Officer, the Controller, and the Chief Legal Counsel when deemed appropriate.

      To fulfill its duties and responsibilities, the Committee shall undertake the following:

Financial Reporting

      1.     The Committee shall review with the Independent Auditors and internal auditors, the adequacy of the Company’s financial reporting processes, both internal and external.

      2.     The Committee shall review: (a) the planned scope and results of audit examinations by the Independent Auditors, including any difficulties the Independent Auditors encountered in the course of their audit work, and management’s response; and (b) the scope and results of the internal audit program.

      3.     The Committee shall review significant changes in accounting principles, any significant disagreements between management and the Independent Auditors and other significant matters in connection with the preparation of the Company’s financial statements, and shall receive required reports from the Independent Auditors.

      4.     The Committee shall: (a) review with management and the Independent Auditors the Company’s audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (b) discuss with the Independent Auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61; and (c) determine whether to recommend to the Board that the Company’s audited financial statements be included in the Company’s Annual Reports on Form 10-K.

      5.     The Committee or its Chairperson shall review the Company’s Quarterly Reports on Form 10-Q with management and the Independent Auditors, and discuss with the Independent Auditors the matters required to be discussed by SAS No. 71, as amended.

      6.     The Committee shall review and discuss Company policies with respect to earnings press releases, as well as other press releases related to financial information and earnings guidance where practical.

Independent Auditors

      7.     The Committee shall be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation and oversight of the Independent Auditors. In this regard, the Committee shall select and retain (subject to shareholder ratification), evaluate, determine funding for, and where appropriate, replace the Independent Auditors.

      8.     The Committee shall oversee the qualifications, performance and independence of the Independent Auditors by:

•	receiving from the Independent Auditors, on a periodic basis, a formal written statement delineating all relationships between the Independent Auditors and the Company and containing such other information as may be required by Independence Standards Board Standard No. 1;

•	reviewing, and discussing with the Board, if necessary, and the Independent Auditors, on a periodic basis, any disclosed relationships or services (whether between the Independent Auditors and the Company or otherwise), including a summary of permissible non-audit services performed by the Independent Auditors, that may impact the objectivity or independence of the Independent Auditors;

•	considering, at least annually, the independence of the Independent Auditors, including whether the Independent Auditors’ performance of permissible non-audit services is compatible with independence;

•	approving in advance all audit services to be provided by the Independent Auditors (By approving the audit engagement, an audit service within the scope of the engagement shall be deemed to have been approved in advance.); and

•	establishing policies and procedures for the engagement of the Independent Auditors to provide permissible non-audit services, which shall require approval in advance of all permissible non-audit services to be provided by the Independent Auditors.

Evaluation, Charter and Proxy Statement Reports

      9.     The Committee shall evaluate its performance annually and review and reassess the adequacy of this Charter annually.

      10.     The Committee shall oversee the preparation of the report required by the Securities and Exchange Commission’s rules to be included in the Company’s annual proxy statement.

Compliance

      11.     The Committee shall review with the Independent Auditors, internal auditors and management the adequacy and effectiveness of: (a) the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in internal controls reported to the Committee by the Independent Auditors or management; and (b) the Company’s disclosure controls and procedures, and management reports thereon.

      12.     The Committee shall review: (a) the status of compliance with laws, regulations, and internal procedures; (b) the Company’s policies with respect to risk assessment and risk management, and contingent liabilities and risks that may be material to the Company; (c) the scope and status of systems designed to promote compliance with laws, regulations, and internal procedures; and (d) major legislative and regulatory developments which could materially impact the Company. This will be facilitated through the receipt of reports from management, legal counsel and third parties as determined by the Committee.

      13.     The Committee shall establish procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

      14.     On a periodic basis, the Committee shall review the Company’s code of conduct and discuss with management compliance with the Company’s code of conduct.

      15.     On an annual basis, the Committee shall review and discuss with management: (a) the Company’s policies and procedures regarding officers’ expenses and perquisites; and (b) a summary of officers’ expenses and use of corporate assets.

Outside Advisors

      The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain such independent counsel, accountants, or other advisors as it determines appropriate to assist it in the performance of its functions.

MOODY’S CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD TUESDAY, APRIL 22, 2003

    The undersigned hereby appoints John Rutherfurd, Jr., Jeanne M. Dering and John J. Goggins, and each of them, as proxies, each with full power of substitution, to represent the undersigned and vote all the shares of common stock of Moody’s Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 22, 2003 at 9:30 a.m., local time, at the Company’s offices at 99 Church Street, New York, New York 10007, and any adjournment or postponement thereof. The undersigned directs the named proxies to vote as directed on the reverse side of this card on the specified proposals and in their discretion on any other business which may properly come before the meeting.

    This card also constitutes voting instructions to the Trustee of the Moody’s Corporation Profit Participation Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of common stock of Moody’s Corporation held by the Trustee under the plan, as described in the Proxy Statement.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE NAMED PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR FOLLOW THE APPLICABLE INTERNET OR TELEPHONE VOTING PROCEDURES.

    To vote by telephone or Internet, please see the reverse side of this card. To vote by mail, please sign and date this proxy card on the reverse, tear off at the perforation and mail promptly in the enclosed postage-paid envelope.

    To change your address, please mark this box ☐
     and indicate below.

☐	Please sign and date below, detach and return in enclosed envelope or vote by telephone or Internet.	☒	Votes must be indicated (x) in Black or Blue ink.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES, FOR PROPOSAL II AND AGAINST PROPOSAL III.

The Board of Directors recommends a vote FOR its nominees and FOR Proposal II.

I.	Election of two Class II Directors:
	FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees: 01 – Clifford L. Alexander, Jr. 02 – Henry A. McKinnell, Jr.

(Instructions: To withhold authority to vote for any individual nominee, mark the
“Exceptions” box and write that nominee’s name on the following blank line.)

Exceptions

II.	Ratification of the appointment of independent accountants for 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote AGAINST Proposal III.

III.	Approval of shareholder proposal requesting shareholder vote on poison pills.	FOR ☐	AGAINST ☐	ABSTAIN ☐

And, in its discretion, in the transaction of such other business as may properly come before the Annual Meeting.

Mark this box if you plan to attend the Annual Meeting. ☐

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Share Owner sign here___________________________Date

Co-Owner sign here_____________________________Date

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!

QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

Dear Stockholder:

      Moody’s Corporation encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

      To vote your shares electronically, you must use the control number printed in the box below, just above the perforation. The series of numbers that appear in this box must be used to access the system.

1. TO VOTE OVER THE INTERNET

•	Log on to the Internet and go to the web site https://www.proxyvotenow.com/mco

2. TO VOTE OVER THE TELEPHONE

•	On a touch-tone telephone, call 1-888-216-1319, 24 hours a day, 7 days a week.

      Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

      If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

THANK YOU FOR VOTING!